Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES CLOSING OF ACQUISITION OF

59 PIZZA HUT UNITS FROM A FRANCHISEE

Acquisition represents a 7% increase in NPC operated Pizza Hut units

OVERLAND PARK, KANSAS, (MARCH 13, 2007) — NPC International, Inc. announced today that it has completed the acquisition of 59 Pizza Hut units located primarily in Idaho and the Spokane Valley for $27.1 million from Pizza Hut of Idaho, Inc.; Rocky Mountain Pizza Huts, Inc.; Northwest Restaurant Group, Inc.; and Northern Idaho Pizza Huts, Inc. According to information provided to NPC, the 51 restaurants, 6 delivery/carryout units and 2 express units generated $46.9 million in net product sales during the 52 weeks ended December 2006. Forty of these stores are located throughout Idaho, 4 in eastern Oregon and 15 in Washington, primarily in the Spokane Valley. Forty-Four of these locations will be leased from the sellers on certain agreed upon terms and 15 locations will be leased from unrelated third parties.

The transaction was funded by approximately $16.0 million of available cash reserves and borrowings on the Company’s $75.0 million revolving credit facility.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 873 Pizza Hut restaurants and delivery/carryout units in 24 states.

For more information contact Troy D. Cook, Executive Vice President of Finance and Chief Financial Officer, NPC International, Inc., 7300 West 129th St, Overland Park, Kansas, 66213, Telephone Number: (913) 327-3109.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These may include statements regarding NPC’s or management’s intentions, expectations, or predictions of future performance. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including competition in the quick service restaurant market; changes in economic, market and other conditions; changes in food, labor and other costs; changes in discretionary spending patterns of consumers; the ability of NPC and other parties to acquisition transactions to satisfy the conditions to the closing of such acquisitions; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Registration Statement on Form S-4, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

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